                                                                   EXHIBIT 10.16

                        GAS PURCHASE AND SALES AGREEMENT

                                     Between

                               CMS NOMECO EG LTD.
                          SAMEDAN OF NORTH AFRICA, INC.
                       WALTER & WESTPORT INTERNATIONAL LLC
                           GLOBEX INTERNATIONAL, INC.
                                     SELLERS

                                       and

                    ATLANTIC METHANOL PRODUCTION COMPANY LLC
                                      BUYER

                            Dated: February 11, 1999

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I
         DEFINITIONS............................................................2

ARTICLE II
         SELLERS................................................................4

ARTICLE III
         COMMISSIONING..........................................................5

ARTICLE IV
         QUANTITY...............................................................6

ARTICLE V
         NATURE OF SALE; DEFAULT; DAMAGES.......................................8

ARTICLE VI
         FORECASTS AND NOMINATIONS.............................................10

ARTICLE VII
         PRESSURE AND DELIVERY POINT...........................................11

ARTICLE VIII
         PERIOD OF AGREEMENT...................................................11

ARTICLE IX
         QUALITY...............................................................12

ARTICLE X
         MEASUREMENT...........................................................13

ARTICLE XI
         PRICE.................................................................15

ARTICLE XII
         BILLING AND PAYMENT...................................................15

ARTICLE XIII
         INDEMNITY.............................................................16

ARTICLE XIV
         TAXES.................................................................17

ARTICLE XV
         ASSIGNMENT............................................................17

ARTICLE XVI
         FORCE MAJEURE.........................................................18

ARTICLE XVII
         TITLE AND RISK OF LOSS................................................19

ARTICLE XVIII
         REGULATORY BODIES.....................................................19

ARTICLE XIX
         EXPERT................................................................19

ARTICLE XX
         CONFLICT RESOLUTION...................................................21

ARTICLE XXI
         NOTICES...............................................................22

ARTICLE XXII
         RESERVES..............................................................23

ARTICLE XXIII
         MISCELLANEOUS.........................................................26

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

                        GAS PURCHASE AND SALES AGREEMENT

THIS AGREEMENT, made and entered into this 11th day of February, 1999, by and between

         THE ENTITIES LISTED AS "SELLERS" ON THE SIGNATURE PAGE(S) HEREOF, hereinafter referred to individually as "Seller" or collectively as "Sellers,"

 and

         ATLANTIC METHANOL PRODUCTION COMPANY LLC, an exempted limited liability company limited by shares organized and existing under the laws of the Cayman Islands, hereinafter referred to as "Buyer."

Sellers and Buyer are sometimes hereinafter referred to collectively as "Parties" or singularly as "Party," it being understood that Sellers, as a group, are sometimes herein referred to for convenience in the singular as "Party" and sometimes in the plural as "Parties," according to context.

                                   WITNESSETH:

WHEREAS, Sellers have supplies of natural gas in the Alba Field, offshore Equatorial Guinea, which are available for sale and delivery to Buyer on and subject to the terms and conditions hereinafter set forth; and

WHEREAS, Buyer desires to purchase and receive natural gas on a constant, non-interruptible, priority basis from Sellers, and Sellers desire to sell and deliver natural gas to Buyer, on a constant, non-interruptible, priority basis and subject to the terms and conditions hereinafter set forth; and

WHEREAS, the gas will be used by Buyer in a plant to be constructed by Buyer in the Republic of Equatorial Guinea as feedstock to produce methanol (and/or other products if and as such plant may be modified in the future to be capable of producing such other products), as well as to generate energy to operate said plant; and

WHEREAS, Buyer and Sellers hereby state that they have negotiated this Agreement at arms-length with each other;

NOW, THEREFORE, Sellers and Buyer, in consideration of the premises and mutual covenants hereinafter set forth, do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

In addition to other capitalized terms which are defined elsewhere in this Agreement, the following terms shall, as used in this Agreement, have the following indicated meanings unless their usage in

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context is specifically to the contrary:

1.1 "Agreement" shall mean this Gas Purchase and Sales Agreement, as it may be amended by mutual agreement of the Parties from time to time.

1.2 "Alba Field" shall mean the Alba Field as identified in that certain Production Sharing Agreement dated April 10, 1990 between the Republic of Equatorial Guinea and Walter International Equatorial Guinea, Inc., the boundaries of said Alba Field being more fully defined in Exhibit A, attached hereto.

1.3 "BTU" shall mean one (1) British Thermal Unit, and is defined as the amount of heat required to raise the temperature of one (1) pound of water from fifty-nine degrees (59(degree)) Fahrenheit to sixty degrees (60(degree)) Fahrenheit at a constant pressure of fourteen and sixty-five hundredths (14.65) psia.

1.4 "Buyer's Plant" shall mean the facilities to be constructed by Buyer on the Island of Bioko, near the city of Malabo, Republic of Equatorial Guinea, for or relating to the conversion of Gas into methanol, and/or into other product(s) if and as Buyer's Plant may be modified in the future to be capable of producing such other products, and the storage and transportation of such methanol and/or other products as aforesaid.

1.5 "Contract Year" shall mean a period of time commencing at 7:00 A.M. local Equatorial Guinea time on the First Supply Date and ending Three Hundred Sixty-Five (365) Days (or Three Hundred Sixty-Six (366) Days in the case of a leap year) later at 7:00 A.M. local Equatorial Guinea time; and each succeeding period of Three Hundred Sixty-Five (365) Days (or Three Hundred Sixty-Six (366) Days in the case of a leap year) beginning at 7:00 A.M. on the first Day of such period and ending at 7:00 A.M. on the last day of such period thereafter during the Contract Period (as defined in Article VIII hereof).

1.6 "Cubic Foot," in reference to Gas shall mean an amount of Gas which will occupy a volume of one (1) cubic foot when held at a base temperature of sixty degrees (60(degree)) Fahrenheit and at a pressure of fourteen and sixty-five hundredths (14.65) psia.

1.7 "Daily Nomination" shall mean the quantity of Gas which Buyer desires to purchase from Sellers on any given Day, as designated (or deemed designated) by Buyer pursuant to Section 6.3 hereof.

1.8 "Day" shall mean a period of time consisting of twenty-four (24) consecutive hours beginning 7:00 A.M. local Equatorial Guinea time. The plural use of Day shall mean consecutive twenty-four (24) hour periods.

1.9 "Delivery Point" shall mean the location where Sellers will make delivery of Gas to Buyer, such location being a Meter Station (as defined in Section 7.2 hereof) to be installed by

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         Buyer at the location identified in Exhibit B, attached hereto.

1.10 "EPC Contract" shall mean that certain "Turnkey Agreement" between Buyer and United Engineers International, Inc. ("United"), dated May 18, 1998, under which United is to design, engineer, procure, construct, start-up, test and commission Buyer's Plant.

1.11 "First Supply Date" shall mean the date on which Buyer's Plant has achieved "First Industrial Production," as that term is defined in the EPC Contract, as set forth in Exhibit C, attached hereto.

1.12 "Full Start Date" shall mean the date, after the Partial Start Date, beginning with which Sellers shall deliver and Buyer shall be entitled to receive Gas in quantities up to one hundred percent (100%) of the Maximum Daily Contract Quantity, for the purpose of testing and commissioning Buyer's Plant. The Full Start Date shall be October 1, 2000, unless mutually agreed otherwise by the Parties.

1.13 "Gas" shall mean natural gas, whether produced from wells classified as gas wells or oil wells by any governmental authority having jurisdiction thereof, and residue gas resulting from processing natural gas, petroleum refinery gas and gases from other manufacturing processes, or any combination thereof, consisting principally of methane.

1.14 "Gross Heating Value" shall mean a quantity of heat in BTU's produced by the complete combustion of a Cubic Foot of Gas under standard conditions, at constant pressure, with air of the same temperature and pressure as the Gas, where the products of combustion are cooled to the initial temperature of the Gas and air, and where water formed by the combustion is condensed to a liquid state. "Standard conditions" for the Gas shall be sixty degrees (60(degree)) Fahrenheit, fourteen and sixty-five hundredths (14.65) psia and saturated with water vapor.

1.15 "Maximum Daily Contract Quantity" (or "MDCQ") shall mean the maximum quantity of Gas that Sellers, subject to the terms and conditions of this Agreement, are required and obligated to deliver to Buyer each Day from and after the Full Start Date, which quantity, expressed in MMBtu, shall be one hundred twenty-six thousand five hundred (126,500) MMBtu on a Gross Heating Value basis.

1.16 "Minimum Annual Contract Quantity" (or "MACQ") shall mean the minimum quantity of Gas that Buyer, subject to the terms and conditions of this Agreement, is obligated to purchase from Sellers each Contract Year, and is further defined in Article 4.3 hereof.

1.17     "MMBtu" shall mean one million (1,000,000) British Thermal Units.

1.18 "Month" shall mean a period of time beginning at 7:00 A.M. local Equatorial Guinea time on the first Day of a calendar month and ending at 7:00 A.M. local Equatorial Guinea time on the first Day of the following calendar month. The plural use of Month shall mean consecutive monthly periods.

1.19     "psia" shall mean pounds per square inch absolute.

1.20     "psig" shall mean pounds per square inch gauge.

1.21 "Partial Start Date" shall mean the date beginning with which Sellers shall deliver and Buyer will be entitled to receive Gas in quantities up to fifty percent (50%) of the Maximum Daily Contract Quantity, for the purpose of the beginning stages of testing and commissioning Buyer's Plant. The Partial Start Date shall be July 1, 2000 unless mutually agreed otherwise by the Parties.

1.22 "Scheduled Outage" shall mean a period of time that (i) Buyer's Plant is out of service for scheduled maintenance, or (ii) Sellers' Alba Field Facilities are out of service for scheduled maintenance.

1.23 "Sellers' Alba Field Facilities" shall mean Sellers' facilities in the Alba Field and processing facilities on the Island of Bioko, through which the Gas to be delivered hereunder will be produced, processed and transported.

                                   ARTICLE II
                                     SELLERS

2.1 Each of the companies or entities constituting Sellers shall be severally (and not jointly) liable for the supply of the Gas delivered or to be delivered hereunder and otherwise for the obligations and liabilities of Sellers under this Agreement in accordance with the percentage specified for such individual Seller in Exhibit D attached hereto.

It is further understood that the assets of each of the companies or entities constituting Sellers that may be attached, taken or recovered from such Seller to satisfy that particular Seller's liability for breach of this Contract shall be limited to all right, title, interest or benefit that, directly or indirectly (including without limitation through one or more affiliates or other intermediaries), may now (or hereafter where specifically indicated below) be owned, held or claimed by, or accrue or be attributable to or be conferred upon, that Seller in property (real or personal, tangible or intangible) located in, or relating to or arising from operations in the Republic of Equatorial Guinea. The foregoing assets shall include, but are not necessarily limited to, all right, title, interest or benefit, direct or indirect as aforesaid, of each such Seller in, to or under (i) the Production Sharing Contract referred to in
Section 1.2 above, or any agreement that in any manner is a successor agreement thereto; (ii) shares in the entity known as Alba Associates LLC, and such entity's shares in and ownership of Alba Plant LLC; (iii) the Processing and Marketing Agreement dated January 22, 1996 between the Republic of Equatorial Guinea and Alba Plant LLC, or any agreement that in any manner is a successor agreement thereto; (iv) the "Alba LPG Plant" located near Punta Europa,

                                        4

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Equatorial Guinea; (v) the "Condensate Plant" located adjacent to the Alba LPG
Plant, near Punta Europa, Equatorial Guinea; (vi) any products (Gas, LPG's, condensate, or otherwise) produced under the Production Sharing Contract, or at the Alba LPG Plant, or at the Condensate Plant; (vii) any contracts now existing or hereafter entered into for sale of products produced at the Alba LPG Plant or the Condensate Plant, and proceeds of the sales of products thereunder; (viii) this Agreement, and any other sales contracts now existing or hereafter entered into for products produced under the Production Sharing Contract, and proceeds of the sale of Gas hereunder and of sales under any such other contracts; (ix) any other agreements now existing or hereafter entered into in any manner relating to any of the foregoing; and (x) any licenses, authorizations or permits now held or hereafter acquired relating in any manner to any of the foregoing.

It is further understood that in the event any Seller at any time sells or otherwise divests itself of any of the assets covered by the immediately preceding paragraph or of any direct or indirect interest in any of said assets, then unless such sale or divestiture is limited to Gas, LPGs or Condensates sold in the ordinary course of business, or of proceeds of said sales of Gas, LPGs or Condensates in the ordinary course of business, the Seller in question shall require the purchasing or acquiring entity to assume and bind itself to all of said Seller's liabilities hereunder. The foregoing sentence shall not relieve such Seller of any obligation to obtain Buyer's consent to an assignment of this Agreement as provided in Article XV hereof.

2.2 Sellers hereby appoint the operator of the Alba Field, from which the Gas delivered hereunder is intended to be produced, currently being CMS NOMECO EG Ltd., as their representative for all purposes under this Agreement except as otherwise provided in Section 21.2 hereof ("Sellers' Representative"). Such Sellers' Representative shall represent Sellers and Buyer may rely on information, approvals and communications made by or received from said Sellers' Representative on all ordinary operating matters arising under this Agreement. It is expressly understood, however, that while negotiations regarding same may be conducted by Sellers' Representative, in the case of any change, modification or other amendment to this Agreement or any provisions hereof, or any consent to an assignment of this Agreement, Sellers' Representative shall not have the power or authority to commit or bind any Seller other than itself.

                                   ARTICLE III
                                  COMMISSIONING

3.1 Sellers recognize that Buyer will require certain quantities of Gas for the commissioning and testing Buyer's Plant. In order to facilitate such commissioning and testing of Buyer's Plant, there shall be a period of time (the "Commissioning Period") which shall precede the First Supply Date, during which Sellers shall supply Gas for such purposes. The Commissioning Period shall commence on the Partial Start Date and shall continue until the First Supply Date.





                                        5

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It is understood that, prior to the Partial Start Date, as well as during the period between the Partial Start Date and the Full Start Date, Sellers will perform certain work with respect to Sellers' Alba Field Facilities necessary for Sellers to be able to produce and deliver Gas to Buyer hereunder. During the same time, Buyer will construct, test and commission Buyer's Plant. Buyer and Sellers shall use their reasonable best efforts to coordinate the performance of said activities as necessary for the Parties to be able to meet the scheduled Partial Start Date and Full Start Date. Buyer and Sellers shall designate appropriate personnel to carry out such coordination.

3.2      Sellers shall:

(a) each Day during that part of the Commissioning Period commencing on the Partial Start Date and continuing until the Full Start Date, deliver to Buyer such quantities of Gas up to fifty percent (50%) of the Maximum Daily Contract Quantity, as Buyer may need for the testing and commissioning of Buyer's Plant; and

(b) each Day during that part of the Commissioning Period commencing on the Full Start Date and continuing until the First Supply Date, deliver to Buyer such quantities of Gas up to one hundred percent (100%) of the Maximum Daily Contract Quantity, as Buyer may need for the testing and commissioning of Buyer's Plant;

any such quantities to be scheduled by Buyer by Daily Nominations pursuant to
Section 6.3 hereof.

Buyer shall have no minimum purchase obligations during the Commissioning
Period.

                                   ARTICLE IV
                                    QUANTITY

4.1 It is the intent of the Parties that Gas purchased and sold hereunder on and after the First Supply Date shall, subject to the terms and conditions hereof, be delivered by Sellers and utilized by Buyer during the course of a Day at as close to uniform volumes as reasonably practicable. The Parties acknowledge, however, that Gas purchase volume changes may occur during re-starts or shut downs of Buyer's Plant or other anticipated, planned, and/or unplanned events affecting operation of Buyer's Plant.

4.2 Subject to the terms and conditions of this Agreement, Sellers agree to sell and deliver to Buyer, and Buyer agrees to purchase and take from Sellers, each Day from and after the First Supply Date for the duration of the Contract Period (as defined in Article VIII hereof), such quantity of Gas, not to exceed the amount of the Maximum Daily Contract Quantity (MDCQ), as may be nominated or deemed nominated by Buyer in Daily Nominations pursuant to Section 6.3 hereof.

4.3 Buyer agrees to purchase from Sellers during the course of each Contract Year a Minimum Annual Contract Quantity of Gas, expressed in MMBtu, equal to twenty-eight million (28,000,000) MMBtu on a Gross Heating Value basis, less all of the following:

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(a)      the sum of any quantities of Gas that Sellers fail or are unable to deliver under this Agreement for any reason during that Contract Year, including but not limited to Force Majeure affecting Sellers and Scheduled Outages of Sellers' Alba Field Facilities;

(b) the sum of any quantities of Gas during that Contract Year of which Buyer refuses delivery due to quality problems as provided in Article IX hereof;

(c) the sum of any quantities of Gas during that Contract Year of which Buyer was unable to take delivery due to Force Majeure affecting Buyer;

(d) the sum of any quantities of Gas during that Contract Year which Buyer does not take due to Scheduled Outage(s) of Buyer's Plant;

said quantities covered by the aforesaid items (a) through (d) shall be computed as follows:

         (i)      in MMBtu's on a Gross Heating Value basis;

         (ii) the deduction attributable to any Day for which there is (or is deemed to be) a Daily Nomination under Section 6.3 below shall be the shortfall in actual delivery below said Daily Nomination, provided, that if Buyer has intentionally set its Daily Nomination at a lower level than it otherwise would because of any factor as set forth in items (a) through (d) above, then the amount by which Buyer calculates that it so reduced its Daily Nomination shall (or shall also) be the deduction for such Day; and

         (iii) the deduction attributable to any Day for which no Daily Nomination was made or deemed made under Section 6.3 shall be the shortfall in actual delivery below the average of the last thirty (30) Daily Nominations that were made or deemed made under Section 6.3 hereof. In identifying said last thirty (30) Daily Nominations, Daily Nominations for any Day on which there was a Scheduled Outage of Buyer's Plant or Sellers' Alba Field Facilities, an event of Force Majeure, or any other cause of non-delivery or restricted delivery, shall be excluded.

For any Contract Year in which the MACQ, calculated as set forth above, exceeds the actual total quantities of Gas taken by Buyer hereunder, Buyer will pay Sellers, at the Contract Price set forth in Section 11.2, for the quantity by which the MACQ exceeds the actual quantities taken (the "Annual Underlift Quantity"). Invoicing and payment of the Annual Underlift Quantity, if any, for each Contract Year will be as provided in Article XII of this Agreement. Payment by Buyer for Annual Underlift Quantity as set forth herein is Buyer's sole and exclusive liability and Sellers' sole and exclusive remedy for any failure of Buyer to take the Minimum Annual Contract Quantity in any Contract Year.

In the event that Buyer, during a Contract Year, pays for any Daily Underlift Quantities pursuant to Section 4.5 below, the quantities so paid for by Buyer pursuant to said Section 4.5 shall, in the

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computations described above in this Section 4.3, be counted as Gas actually delivered to and taken by Buyer during said Contract Year.

In the case of a Contract Year in which Buyer terminates this Agreement pursuant to Section 5.3, 9.3 or 22.3, or in which either Buyer or Sellers terminate this Agreement pursuant to Section 16.3, there shall be no Minimum Annual Contract Quantity and the provisions of this Section 4.3 shall not apply.

4.4 Sellers shall not be obligated to deliver Gas to Buyer hereunder during Scheduled Outages of Sellers' Alba Field Facilities that may occur during the Contract Period, provided that (i) said Scheduled Outages of Sellers' Alba Field Facilities, for which Sellers are so excused from their delivery obligations hereunder, shall not exceed, in the aggregate, ten (10) Days (whether or not consecutive) in any Contract Year additional to Days during the applicable Contract Year on which Buyer's Plant is not operating because of Scheduled Outages thereof; and (ii) Sellers shall give Buyer as much advance notice as possible, and in all events at least thirty (30) Days' advance notice, of any upcoming Scheduled Outages of Sellers' Alba Field Facilities and shall at all times use their best efforts to cause all Scheduled Outages of Sellers' Alba Field Facilities to coincide with Scheduled Outages of Buyer's Plant.

4.5 The Parties understand that operational changes in the rate of Gas usage may occur from time to time over the course of a Day, and that, due to the operational impact on the system requirements, there may be minor variations in the quantity of Gas that Buyer actually takes in a Day from the amount specified, or deemed specified, for that Day in Buyer's Daily Nomination pursuant to Section 6.3. Such variation shall be permissible provided that any such variations attributable to Buyer shall not, except for reasons due to Force Majeure or as provided below in this Section 4.5, be more than five percent (5%) higher or lower than the amount of Buyer's Daily Nomination for the Day in question. If Buyer, for reasons attributable to Buyer other than Force Majeure, takes a quantity of Gas in a Day which is less than ninety-five percent (95%) of the applicable Daily Nomination quantity, the amount of the shortfall below ninety-five percent (95%) of said Daily Nomination quantity shall be treated as a "Daily Underlift Quantity." Buyer will pay Sellers, at the Contract Price set forth in Section 11.2, for such Daily Underlift Quantities. Invoicing and payment of the Daily Underlift Quantities, if any, for each Month will be as provided in Article XII of this Agreement. Payment by Buyer for Daily Underlift Quantities as set forth above is Buyer's sole and exclusive liability and Sellers' sole and exclusive remedy for any failure of Buyer to take the amount of Buyer's Daily Nomination in any Day.

The Parties understand that during the commissioning and testing of Buyers' Plant, Daily Nominations may be inaccurate and Buyer will have no liability to pay for any Daily Underlift Quantities pursuant to this Section 4.5 based on any shortfall in the amount of Gas taken by Buyer below its Daily Nomination during the Commissioning Period. It is also expressly understood that even after the end of the Commissioning Period, Buyer's Daily Nominations may be inaccurate during periods of start-ups and shut-downs of Buyer's Plant and Buyer will have no liability to pay for any Daily Underlift Quantities pursuant to this Section
4.5 based on any shortfall in the amount

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of Gas taken by Buyer below its Daily Nomination on any Day during which Buyer's
Plant is being started up or shut down.

4.6 It is also understood that Sellers may not be able to accurately fulfill Buyer's Daily Nomination during periods of start-ups and shut-downs of Sellers' Alba Field Facilities, and Sellers shall not be liable to Buyer pursuant to
Article V below for failure of Sellers to deliver at least ninety-five percent (95%) of Buyer's Daily Nomination on a Day on which Sellers' Alba Field Facilities are being started up or shut down. It is further understood and agreed, however, that any such start-up or shut-down Days for which Sellers are so excused under this Section 4.6 shall, except where Sellers' failure to deliver is otherwise excused by the Force Majeure provisions of this Agreement, be in conjunction with Scheduled Outages allowed to Sellers pursuant to the provisions of Section 4.4 above and shall count toward the maximum ten (10) Days (whether consecutive or not) per Contract Year of Scheduled Outages allowed to Sellers under Section 4.4 hereof.

                                    ARTICLE V
                        NATURE OF SALE; DEFAULT; DAMAGES

5.1 The Parties agree that the purchase and sale of Gas between the Parties pursuant to the terms of this Agreement is to be made of a constant, non-interruptible priority basis. It is expressly understood that Buyer will suffer substantial damages by reason of non-delivery or shortfall in delivery of Gas by Sellers; the amount of which damages are, however, difficult to compute. It is further understood that, due to the location of Buyer's Plant, Buyer cannot easily or without significant cost and delay obtain alternate supplies of Gas. The Parties, in entering into this Agreement, fully anticipate and contemplate that Sellers have sufficient Gas to supply to Buyer's Plant. For purposes of the balance of this Article V, Sellers' "refusal" (or similar words, such as "refuse") to deliver Gas, as referred to in Sections 5.2 and 5.3 hereof, shall indicate a failure by Sellers to deliver Gas to Buyer hereunder by reason of Sellers' sale of the Gas to another purchaser or purchasers in violation of this Agreement or failure to deliver due to any other cause, reason or circumstance that is not excused by Force Majeure or by another applicable provision of this Agreement.

5.2 If, on any Day, Sellers refuse to deliver Gas in the amount of at least ninety-five percent (95%) of Buyer's Daily Nomination, then Sellers shall pay to Buyer, as liquidated damages, the amount of U.S. twenty-five cents ($0.25) per MMBtu for all quantities by which Gas deliveries hereunder fell short of meeting ninety-five percent (95%) of Buyer's Daily Nomination for such Day.

5.3 If:

(a) on any forty five (45) Days (whether or not consecutive) within any twelve (12) Month period, Sellers refuse to deliver at least seventy-five percent (75%) of the amount of Gas specified in the applicable Daily Nominations of Buyer, or

(b)      on any ninety (90) Days (whether or not consecutive) within any twelve
         (12) Month period,

         Sellers refuse to deliver at least ninety-five percent (95%) of the amount of Gas specified in the applicable Daily Nominations of Buyer,

then Buyer shall have the further right, at its option, to declare Sellers in material breach of this Agreement by written notice to Sellers. It is hereby acknowledged that Buyer does not have other reasonably available sources of Gas supply, and in view of Buyer's dependency upon Sellers' supply of Gas and the uniqueness of the circumstances, it is agreed that Buyer, upon declaring Sellers to be in material breach of this Agreement as aforesaid, shall be entitled to a remedy of specific performance, being an order from the arbitration tribunal pursuant to Article XX hereof, that Sellers specifically perform their obligations to deliver Gas to Buyer under this Agreement. It is agreed that the arbitration tribunal shall have the authority to make such an order of specific performance, which order shall be enforceable in any court having jurisdiction.

It is also agreed that if Buyer declares Sellers to be in material breach of this Agreement due solely to Sellers' refusal to deliver Gas as described in clause (a) or (b) above, but the aforesaid provisions for a remedy of specific performance are held to be wholly or partially unenforceable for any reason, or if Buyer in its good faith judgment otherwise believes for any reason that it will be unable to fully avail itself of and enforce such remedy within a reasonable time, Buyer shall thereupon have the right, at its option, to terminate this Agreement upon written notice to Sellers. Should Buyer so terminate this Agreement, Buyer shall have the right to recover from Sellers liquidated damages in an amount computed by multiplying U.S. sixty-five cents ($0.65) per MMBtu by the MDCQ, and then multiplying the product thereof by the number of Days then remaining (at the time of such termination) in the Contract Period less such number of Days in said then-remaining Contract Period as Buyer in its sole judgement estimates that Buyer's Plant would have been out of service for Scheduled Outages.

It is further agreed, however, that, in order to exercise its right to declare Sellers in material breach of this Agreement and be entitled to any remedy provided for in this Section 5.3, Buyer must, on or prior to the thirtieth
(30th) Day during a twelve (12) Month period on which Sellers refuse to deliver at least ninety-five percent (95%) of the amount of Buyer's Daily Nomination, give Sellers written notice that Buyer intends to exercise its rights set forth in this Section 5.3 if Sellers' refusal to perform continues to the point where the conditions set forth in either clause (a) or (b) of this Section 5.3 are met.

5.4 It is expressly understood that Buyer will suffer substantial damages by reason of non-delivery or shortfall in delivery of Gas by Sellers; the amount of which damages are, however, difficult to compute. It is further understood that, due to the location of Buyer's Plant, Buyer cannot easily or without significant cost and delay obtain any other or alternate supplies. The Parties stipulate and agree that the sums to be paid by Sellers to Buyer as a result of failure to deliver or material breach of contract as set forth in Sections 5.2 and 5.3 above represent a reasonable approximation of Buyer's damages and are not a penalty.

It is expressly recognized, with respect to the difference between the amounts to be paid by Sellers to Buyer pursuant to Section 5.2 and Section 5.3 above, that the damages suffered by Buyer in the case of material breach by Sellers as described in
Section 5.3 would be more severe than in the case of a failure or shortfall in delivery simply on an individual Day as described in Section 5.2, that the respective amounts to be paid by Sellers to Buyer under Sections 5.2 and 5.3 have been determined by the Parties to represent a reasonable approximation of Buyer's damages in each set of circumstances, and neither of such amounts is a penalty.

5.5 If Sellers default in complying with the Gas specifications set forth in
Article IX, Buyer shall have the remedies set forth in that Article.

5.6 If Buyer fails to pay within fifteen (15) Days after the date same was due in accordance with Section 12.1 hereof, any amount which is not in dispute for Gas delivered hereunder, Sellers have the right to suspend deliveries until such time that Buyer pays all amounts due hereunder.

5.7 Except for defaults for which a remedy of liquidated damages is specifically provided for herein, or for which a stated remedy is otherwise expressly stated to be exclusive, the remedies of Buyer or Sellers set forth in this Agreement are in addition to and do not limit any other remedies available to the injured Party at law or in equity.

                                   ARTICLE VI
                            FORECASTS AND NOMINATIONS

6.1 Sixty (60) Days prior to the First Supply Date and at least thirty (30) Days prior to the first Day of each subsequent Contract Year during the Contract Period, Buyer shall provide Sellers with a written estimate ("Annual Estimate") of Buyer's anticipated Monthly Estimates for the upcoming Contract Year. Such estimate is for planning purposes only and is not binding upon Buyer in any respect.

6.2 Buyer shall provide to Sellers, not later than eight (8) Days prior to the first Day of each Month during the Contract Period, a written estimate ("Monthly Estimate") of the average daily quantity of Gas, expressed in MMBtu, it anticipates it will desire to receive from Sellers hereunder during (i) the upcoming Month, and (ii) the upcoming three (3) Months. Such estimates are, except as provided in Section 6.3 below, for planning purposes only and are not binding upon Buyer in any respect.

6.3 Prior to 12:00 P.M. (noon) local Equatorial Guinea time on each Day, Buyer may notify Sellers of the quantity of Gas, expressed in MMBtu, that Buyer desires to receive hereunder on the immediately following Day (the "Daily Nomination"). If Buyer does not provide such a Daily Nomination to Sellers by the aforesaid time, then the daily quantity that Buyer had specified in its Monthly Estimate delivered to Sellers under Section 6.2 above, shall be deemed to be the Daily Nomination.

6.4 Both Sellers and Buyer shall have agents or employees reasonably available at all times to give and receive and act upon any changes in the rate of Gas deliveries, as may be required from time to time. Buyer shall contact Sellers' Gas control agent to nominate Buyer's Daily Nominated quantity. Buyer and Sellers shall provide each other in writing, prior to the Partial State Date, the names of their respective personnel located in Equatorial Guinea who may be contacted in any emergency.

                                   ARTICLE VII
                           PRESSURE AND DELIVERY POINT

7.1 Sellers shall deliver Gas at the Delivery Point within the pressure limitations set forth on Exhibit E, attached hereto. Buyer shall not be required to install compression to effect the receipt of Gas hereunder.

7.2 Sellers shall make delivery of all Gas hereunder at a new meter and regulating station consisting of one or more meters (collectively, the "Meter Station") to be built and owned by Buyer at the Delivery Point as shown on Exhibit B hereto. Buyer and Sellers shall each have certain responsibilities for the piping (and associated facilities) necessary to bring the Gas to the Delivery Point as described in said Exhibit B.

                                  ARTICLE VIII
                               PERIOD OF AGREEMENT

8.1 Subject to other provisions hereof, this Agreement shall become effective on the date it is signed by the Parties hereto, and shall remain in effect until the expiration of a period of twenty (20) years from and after the First Supply Date. The twenty (20) year period which begins on the First Supply Date, and any extension of such period that may be mutually agreed upon by the Parties pursuant to Section 8.3 below, is herein referred to as the "Contract Period."

8.2 Expiration or termination of this Agreement shall not effect any rights or obligations that may have occurred prior to the date of expiration or termination.

8.3 Twelve (12) months prior to the end of the Contract Period, Buyer and Sellers shall meet to discuss the possible extension of the Contract Period for such additional period as may be mutually agreeable. This Agreement shall terminate at the end of the Contract Period if the Parties do not agree in writing on such an extension.

                                   ARTICLE IX
                                     QUALITY

9.1 All Gas delivered hereunder, shall, at the Delivery Point, conform to the specifications set forth in Exhibit E hereto.

9.2 Buyer shall install equipment to monitor the quality of the Gas being delivered at the

Delivery Point on a continuous basis. Buyer shall provide Sellers with an electronic output that will allow Sellers access to the same information. In the event either Party discovers that any of the Gas delivered hereunder fails to meet the quality specifications in Exhibit E, such Party shall notify the other Party of same as soon as is reasonably practicable.

9.3 As to Gas which fails to meet any one or more of the specifications set out in Exhibit E, Buyer shall have the rights, at Buyer's option, to the remedies set forth in either or both of the following clauses (a) and (b):

(a) Either accept or refuse delivery of any or all of such non-conforming Gas, as Buyer sees fit. It is expressly understood that any quantities of non-conforming Gas of which Buyer so refuses delivery will be considered under Section 5.2 hereof to be Gas that Sellers refused to deliver and for which Sellers shall pay Buyer liquidated damages as provided in said Section 5.2. Any such non-conforming Gas for which Buyer refuses delivery will also be considered, as applicable under the provisions of Section 5.3, to be Gas that Sellers refused to deliver.

(b) Demand in writing that Sellers rectify the problem and if Sellers, within one hundred twenty (120) Days after the giving of such written demand to them by Buyer, have not corrected the situation or provided to Buyer a plan satisfactory to and approved by Buyer for correcting the problem, within a time period acceptable to Buyer, then at Buyer's option:

         (i) Buyer may install equipment at Buyer's Plant to correct the quality deficiency(ies) and Sellers shall reimburse Buyer for all costs of obtaining and installing such equipment and of maintaining, repairing and replacing same as necessary from time to time; and this Agreement shall otherwise remain in effect; or

         (ii) if, in Buyer's sole opinion, the course(s) of action described in the immediately preceding clause (i) is for any reason not reasonable or practical, Buyer may terminate this Agreement by a further written notice to Sellers at the end of such one hundred twenty (120) Days or at any time thereafter so long as Sellers still have not corrected the problem or Buyer has not elected the remedy set forth in clause (i) above; and in the event of such termination, Buyer shall have the further right to recover from Sellers liquidated damages in an amount computed in the same manner as is set forth in Section 5.3 hereof.

         If, as mentioned above, Sellers provide a plan, satisfactory to and approved by Buyer, for correcting the problem in a period of more than one hundred twenty (120) Days, and Sellers fail to correct the problem in accordance with said plan and within the time period mentioned in said plan, then, except as modifications or extensions thereto may be approved in writing by Buyer, Buyer may avail itself of the remedies set forth in the foregoing clauses (i) or (ii).

                                    ARTICLE X
                                   MEASUREMENT

10.1 Buyer shall measure all Gas deliveries made to Buyer at the Meter Station. Such Meter Station shall be equipped with equipment commonly accepted in the industry to accomplish accurate measurement of Gas on a Btu basis. Buyer shall submit the selection of the equipment to Sellers for their reasonable approval prior to installing it.

10.2 At least once each Month, Buyer shall calibrate the flow meters and appurtenant instruments, all in the presence of personnel of Sellers' Representative. The Parties shall jointly observe any adjustment(s) made. Buyer shall give Sellers' Representative notice of the time of all tests of the flow meters and appurtenant instruments sufficiently in advance of the holding of such test(s) so that Sellers' Representative may conveniently have its personnel present. However, if Buyer has given such notice to Sellers' Representative and Sellers' Representative is not present at the time specified, then Buyer may proceed with the tests as though Sellers' Representative was present, and the result therefrom shall be deemed correct and accurate to insure meter accuracy of, or correction of meter accuracy to within, one half percent (0.5%) tolerance level.

10.3 Buyer shall provide to Sellers, at no expense to Sellers, access to its telemetry readings so Sellers may endeavor to remain within the volume tolerance parameters set forth in Article IV of this Agreement.

10.4 Sellers may, at their option, install check measuring equipment at their own cost and expense upstream of the Delivery Point, provided the installation does not interfere with the operation of Buyer's Meter Station. Any measurement equipment of Sellers shall be for check purposes only and except as expressly provided in this Agreement, shall not be used in the measurement for billing purposes under this Agreement. Sellers shall grant access to Buyer at all reasonable times to any check metering equipment of Sellers.

10.5 If at any time any of the Meter Station equipment is found to be out of service or registering inaccurately, it shall be adjusted at once to read accurately. If such equipment is out of service or inaccurate by an amount exceeding one half of one percent (0.5%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period known or agreed upon, or if not so known or agreed upon, for a period of thirty (30) Days or one-half of the elapsed time since the last test, whichever is shorter. The volumes of Gas delivered during such period shall be estimated by one of the following methods, given here in order of priority:

(a) by using the data recorded by any check measuring equipment of Sellers if installed and accurately registering (i.e., to within one half of one percent (0.5%)); or

(b) if no such check measuring equipment of Sellers is installed or if same is installed but is not registering accurately (i.e., to within one half of one percent (0.5%)), then by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation; or

(c) if method (a) above does not apply and method (b) above is not feasible, then by estimating the quantity or quality delivered, based upon deliveries under similar conditions during a period when the Meter Station equipment was registering accurately.

10.6 No correction shall be made for recorded inaccuracies of one half of one percent (0.5%) or less.

10.7 Sellers expressly notify Buyer that, unless otherwise required by governmental rule or regulation, said Gas delivered at the Delivery Point will not be odorized. Accordingly, Buyer acknowledges that Sellers assume no liability for personal injury or property damage claims based on said lack of odorization of the Gas at the time delivered by Sellers to Buyer at the Delivery Point pursuant hereto. Buyer, at its sole cost, risk and expense shall take any precautions required by law regarding the odorization of the Gas after its delivery. Further, Buyer shall provide whatever notice and warning is necessary and required by law to all employees, agents, or representatives of Buyer, as well as to all third persons who may reasonably be expected to incur harm from any accidents involving the use of the Gas by Buyer.

10.8 The Meter Station shall be furnished, installed, owned, maintained and operated by Buyer, at Buyer's own expense. Buyer agrees to complete construction of the Meter Station, ready for use, not later than fifteen (15) Days prior to the Partial Start Date.

10.9 If the Parties disagree over the measurement of the Gas and cannot resolve the dispute between themselves within thirty (30) Days, the issue shall be submitted to an Expert as provided in Article XIX.

                                   ARTICLE XI
                                      PRICE

11.1 Buyer shall pay for all Gas delivered hereunder on an MMBtu basis as measured by the Meter Station at the Delivery Point.

11.2 The price to be paid for all volumes of Gas delivered at all times under this Agreement shall be U.S. twenty-five cents ($0.25) per MMBtu (the "Contract Price"). It is expressly acknowledged that the Contract Price is not subject to any escalation or to any reduction over the life of this Agreement. The Contract Price shall be deemed to include all costs of any nature upstream of the Delivery Point, and all applicable taxes payable by Sellers.

                                   ARTICLE XII
                               BILLING AND PAYMENT

12.1 On or before the forty-fifth (45th) Day after the end of each Month, Buyer shall deliver to Sellers a statement showing the amount due Sellers for (a) the aggregate MMBtu's delivered during the Month in question, and (b) Daily Underlift Quantities, if any, occurring during said Month as provided in Section
4.5. Further, all statements covering the last Month of a Contract Year during the Contract Period will also show the amount, if any, owing by Buyer to Sellers for any Annual Underlift Quantity occurring during such Contract Year as provided in Section 4.3 hereof.

All statements will show calculations and adjustments used to arrive at the stated amount due. With each statement, Buyer shall pay to Sellers the amount due to Sellers as shown thereon. It is expressly understood that Buyer shall have the right, subject to Section 12.5 below, to deduct, as a setoff, in any of its payments to Sellers hereunder any liquidated damages or other amounts that may be owed by Sellers to Buyer.

All payments by Buyer will be rendered to Sellers' Representative by wire transfer to a bank account specified by Sellers' Representative to Buyer in writing. Sellers' Representative shall be responsible for distributing all amounts thereof due to the other Sellers. Any payment by Buyer to Sellers' Representative shall discharge Buyer from liability to all Sellers with respect to the amount so paid. All Sellers other than Sellers' Representative shall look solely to Sellers' Representative for payment of their applicable shares of any amounts paid to Sellers' Representative by Buyer.

12.2 Should Buyer fail to pay any uncontested amount due, then interest thereof shall accrue at the prime rate per annum in effect from time to time at the Chase Manhattan Bank, New York, NY, plus five percent (5%) per annum from the due date until the date payment is made.

12.3 In the event of a disagreement concerning any invoice, Buyer shall pay all amounts that are not in dispute in a timely manner as outlined above and immediately notify Sellers of the amount of and reasons for the dispute. Buyer and Sellers agree to enter into good faith negotiations to resolve the dispute. If the dispute is not resolved within thirty (30) Days after the date the payment which is the subject of the dispute would have been due pursuant to
Section 12.1 above, the matter shall be submitted to arbitration as provided in
Article XX.

12.4 Absent fraud, payment statements, credit and debit notes may be corrected or modified only if, within seven hundred thirty (730) Days after receipt thereof, the Party that disputes the payment statement, credit, or debit note serves written notice of such dispute on the other Party. If no such notice is served on the other Party in such time frame, the payment statement, credits or debit notes shall, absent fraud, be deemed correct and accepted by the other Party.

12.5 If Buyer withholds payment of a disputed amount, and if it is ultimately determined through negotiations of the Parties or through arbitration, that Buyer owes Sellers some or all of such withheld amount, Buyer shall pay to Sellers, together with the amount so found to be owing, interest thereon at the same rate as provided in Section 12.2 from the date same would have been due if not placed into dispute until the date actually paid; provided, that if Buyer's withholding of the amount in question was due to a good-faith mistake or dispute, then such interest rate shall be the Chase Manhattan Bank prime rate per annum in effect from time to time without the five percent (5%) addition thereto provided for in Section 12.2.

Similarly, if it is ever determined by negotiations of the Parties or through arbitration, that Buyer has overpaid any amounts to Sellers, Sellers shall pay to Buyer, together with a refund of the amount so found to be overpaid, interest thereon at the same rate as provided in Section 12.2 from the date the overpayment was made by Buyer until the date actually refunded to Buyer by Sellers; provided, that if Buyer's overpayment was due to a good-faith mistake or dispute, then such interest rate shall be the Chase Manhattan Bank prime rate per annum in effect from time to time without the five percent (5%) addition thereto provided for in Section 12.2.

                                  ARTICLE XIII
                                    INDEMNITY

13.1 Sellers shall be deemed to be in exclusive control and possession of all Gas available for delivery hereunder until delivered to or for the account of Buyer at the Delivery Point, after which Buyer shall be deemed to be in exclusive control and possession thereof. Sellers shall indemnify, defend, and hold Buyer harmless from and against any losses, claims, suits, judgments, demands, actions, liabilities costs and expenses, including court costs and reasonable attorney's fees, for death of or injury to persons or damage to property arising out of Sellers' operation of equipment and other facilities of Sellers or otherwise arising out of the use, handling, possession or disposition of the Gas while the Gas is in Sellers' possession. Buyer shall indemnify, defend and hold Sellers harmless from and against any losses, claims, suits, judgments, demands, actions, liabilities costs and expenses, including court costs and reasonable attorney's fees, for death of or injury to persons or damage to property arising out of Buyer's operation of equipment and other facilities of Buyer or otherwise arising out of the use, handling, possession or disposition of the Gas while the Gas is in Buyer's possession.

                                   ARTICLE XIV
                                      TAXES

14.1 Sellers shall be responsible for the payment of any sales, use, and excise taxes or any other tax, fee or charge due and levied on the Gas prior to or at the Delivery Point and for any taxes, fees or charges due as a result of Sellers processing the Gas prior to the delivery to Buyer hereunder. Sellers shall indemnify, defend and hold Buyer harmless from any liability against such taxes. Buyer shall be responsible for the payment of taxes, fees or charges applicable to the Gas sold hereunder downstream of the Delivery Point and applicable to any products produced or manufactured in Buyer's Plant from the use of the Gas and shall indemnify, defend and hold Sellers harmless from any liability against such taxes, fees or charges.

                                   ARTICLE XV
                                   ASSIGNMENT

15.1 All of the stipulations, terms and conditions of this Agreement shall extend to and be binding upon the respective successors and assigns of the Parties hereto. It is understood and agreed that no assignment of this Agreement, in whole or as to any part hereof or interest herein, by any Party to a non-affiliate of such Party shall be binding on the other Parties until the other Parties have been furnished with an authentic copy of the assignment and the other Parties have consented in writing to such assignment. Such consent shall not be unreasonably withheld.

15.2 Notwithstanding the foregoing, Sellers' consent shall not be required for the full or partial assignment of this Agreement by Buyer for purposes of or in connection with obtaining financing for the construction of Buyer's Plant.

15.3 Assignments by any Party to an Affiliate of such Party are permitted without consent of the other Parties. "Affiliate," as used in this Agreement, shall mean a corporation, partnership or other entity that controls, is controlled by, or is under common control with, the Party in question.

                                   ARTICLE XVI
                                  FORCE MAJEURE

16.1 In the event of either Buyer or Sellers being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, it is agreed that on such Party's giving written notice and full particulars of such Force Majeure in writing to the other Party as soon as possible after commencement of the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall, as far as possible, be remedied with all reasonable dispatch.

The term "Force Majeure" as employed herein shall include, to the extent that it is beyond the reasonable control of the Party affected:

- acts of God, epidemics, landslides, lightning, earthquakes, washouts, fires, storms, floods, explosions,
-        strikes, lockouts or other industrial disturbances,
-        delay in obtaining necessary governmental authorizations,
- wars, acts of the public enemy, insurrections, civil disturbances, riots, blockades,

-        regulations, restraint or other action of government,
- unavoidable delay in obtaining right-of-way, materials, machinery, or equipment,
- breakage or malfunction of, or accidents to machinery, well facilities, or lines of pipe,
- to the extent and under the circumstances provided for in Section 22.3 (and not to any other extent or under any other circumstances), depletion of Gas reserves or insufficiency of wells and related facilities for the production and delivery of Gas, or any other cause beyond the reasonable control of the Party affected.

It is understood that, except only as expressly provided otherwise in Section
22.3 hereof, lack of or shortfall in Gas reserves on the part of Sellers, or inability of Sellers to produce and deliver Gas because Sellers' wells and related facilities are insufficient for such purpose, shall not constitute Force Majeure hereunder, regardless of what reserves Sellers may, on whatever basis, have believed or assumed in good faith to exist or what wells and related facilities Sellers may, on whatever, basis, have believed or assumed in good faith to be sufficient to produce and deliver Gas hereunder, at the time this Agreement was entered into. Inability of Sellers to, through the Contract Price to be paid by Buyer as set forth herein, cover their costs of producing and delivering Gas in accordance with the Agreement, shall not constitute Force Majeure hereunder, regardless of what assumptions Sellers may have, on whatever basis, made in connection therewith at the time this Agreement was entered into.

16.2 It is understood that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and the above requirements that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is not in the best interest of the Party having the difficulty.

16.3 In the event that either Buyer or Sellers is unable to perform its obligations hereunder due to Force Majeure affecting it, and provided that such Force Majeure is not overcome to the extent that the Parties are able to at least substantially perform their obligations hereunder (meaning, in Sellers' case, the ability to deliver at least seventy percent (70%) of the MDCQ) within one hundred eighty (180) Days after the date of the commencement of the Force Majeure, the non-affected Party may at its option, at any time thereafter, terminate this Agreement by written notice to the other Party. In the event of such termination, neither Buyer nor Sellers shall have any obligation to the other hereunder with respect to any periods following such termination.

                                  ARTICLE XVII
                             TITLE AND RISK OF LOSS

17.1 Title to and risk of loss of all Gas delivered hereunder shall pass to Buyer upon delivery to Buyer at the Delivery Point.

17.2 Sellers warrant that they are conveying to Buyer good title to all Gas delivered to Buyer hereunder, that Sellers have the right to sell such Gas, that none of the Gas is subject to any prior dedication that has not been legally and lawfully abandoned, and that such Gas is free from liens, encumbrances and adverse claims of every kind.

                                  ARTICLE XVIII
                                REGULATORY BODIES

18.1 This Agreement shall be subject to all rules, regulations and orders of any duly constituted regulatory body or court having jurisdiction herein.

                                   ARTICLE XIX
                                     EXPERT

19.1 This Article shall govern all disputes arising under Article X hereof and any other disputes which the Parties otherwise agree to refer to an expert.

19.2 The procedure for the appointment of an expert (the "Expert") shall be as follows:

(a) The Party wishing to retain an Expert shall give notice in writing to that effect to the other Party. The notice shall contain the Party's nomination for Expert as well as the details of the matter to be resolved by the Expert.

(b) The Parties shall meet in an endeavor to agree upon a single Expert to whom the matter in dispute shall be referred for determination.

(c) If within twenty-one (21) Days after the service of said notice, the Parties have either failed to meet or failed to agree upon the designation of an Expert, then the matter shall be referred by the Party wishing the appointment to the President of the International Chamber of Commerce ("the President"), who, or whose deputy if the President desires to refer such matter to a deputy, shall be requested to make the appointment of the Expert within thirty (30) Days. Each Party may submit to the President a list of three (3) proposed Experts, ranked in order of that Party's preference, and the President, or his deputy as aforesaid, shall select as the Expert the person nominated by one Party or the other who is best qualified by education, experience and neutrality to decide the matter in dispute, in the opinion of the President or his deputy.

(d) After the Expert has been selected, the Parties shall immediately notify the Expert of the selection and shall request that the Expert accept or reject the appointment within fourteen (14) Days.

(e) If the Expert rejects or fails to accept the appointment within such fourteen (14) Day period, then the Parties shall use their best efforts to agree upon the appointment of another Expert. If the Parties are unable to do so, either Party may again refer the matter to the President, who, or whose deputy as aforesaid, shall appoint an Expert under the procedure set forth in item (c) above. This process shall be repeated until an Expert is found who accepts appointment.

(f) If the President is unable or unwilling for any reason to perform the duties herein specified, or to appoint a deputy to perform such duties, then the Parties shall agree on another person or organization that will be asked to make the appointment on the same terms as provided above.

19.3 Qualifications

(a) No person shall be appointed to act as the Expert unless he or she shall be qualified by education, experience and training to determine the matter in dispute.

(b) No person shall be appointed an Expert who at the time of appointment is an employee of any Party or of any company which is an Affiliate of a Party, or who has some interest or duty that conflicts or may conflict with his function under such appointment. Any Party may object to any appointment on the grounds set forth in the preceding sentence of this clause (b), and upon such objection, the Expert's appointment shall be nullified if, in the opinion of such Party, the disclosure of confidential information to the proposed Expert may be injurious to its interests.

19.4 Decision

(a) The Expert appointed shall decide the matter in dispute using data, information and submissions by the Parties not later than thirty (30) Days after his acceptance of appointment. The Expert shall disregard data, information and submissions provided after thirty (30) Days unless furnished in response to a specific request from the Expert.

(b) If within a reasonable period and no later than sixty (60) Days after the acceptance by an Expert of the appointment, the Expert has not yet rendered a decision then, at the request of either party, a new Expert shall be appointed under the provisions of this Article. Upon the acceptance of appointment by the new Expert, the appointment of the previous Expert shall cease, provided that if the previous Expert renders a decision prior to the date upon which the new Expert accepts his appointment then such decision shall be binding upon the Parties, and the instructions to the new Expert shall be withdrawn.

(c) The Expert is not to be an arbitrator, but shall render all decisions as an Expert, and the provisions of law relating to arbitration shall not apply to the Expert or the procedure by which the Expert reached a determination.

(d) The determination of the Expert shall be final and binding upon the Parties, save in the event of fraud, mistake or failure by the Expert to disclose any relevant conflicts of interest.

(e) Each Party shall bear the costs and expenses of all counsel, witnesses and employees retained by it, but the cost and expenses of the Expert shall be apportioned equally between the Parties.

                                   ARTICLE XX
                               CONFLICT RESOLUTION

20.1 Except as may be otherwise provided herein (i.e., with respect to matters to be referred to an Expert as provided above), all controversies between the Parties which arise from the interpretation and/or application of this Agreement, shall be resolved in the following manner:

(a) By agreement between the Parties through direct, good faith negotiations that shall be carried out for a period of thirty (30) Days from the time one of the Parties informs the other of a dispute. Said period may be extended if agreed to by the Parties.

(b) If the controversy cannot be resolved within the time period prescribed above, it shall be submitted to binding arbitration in accordance with the provisions set forth below:

         (i) The Party desiring arbitration shall notify the other Parties that it wishes to submit the controversy to arbitration and has appointed an arbitrator. The notified Party(ies) shall, within fifteen (15) Days from receipt of the notification, designate its own arbitrator. [Note: Sellers may collectively designate only one arbitrator on behalf of all of themselves.]

         (ii) Within ten (10) Days of the appointment of the second arbitrator, the two appointed arbitrators will appoint, by mutual agreement, a third arbitrator who shall act as President of the arbitration tribunal.

         (iii) None of the arbitrators can be a public officer or a civil servant, nor have any conflict of interest in the matters submitted for arbitration, nor have directly or indirectly given advice (via organizations or professional associations or otherwise) to any of the Parties or their Affiliates in the three (3) years immediately prior to the formation of the arbitration tribunal.

         (iv) Unless otherwise agreed by the Parties in writing, the proceeding will be subject to the following rules:

                  - It will be held in Houston, Texas and in the English language;
                  - The procedures shall be those established by the American Arbitration Association.

         (v) The arbitration tribunal, by a simple majority of votes, will declare its ruling. The ruling of the arbitrators shall be final and binding on the Parties. Judgment upon any award may be entered in any court having jurisdiction.

                                   ARTICLE XXI
                                     NOTICES

21.1 Except as otherwise provided herein, any notice, request, statement, or correspondence provided for in this Agreement, shall be given in writing, delivered in person, by fax, or by registered or certified mail, to the Parties hereto at the addresses shown below or at such other addresses as may be hereafter furnished to the other Party in writing:

Sellers:          CMS NOMECO EG Ltd.
                  1021 Main Street, Suite 2800
                  Houston, Texas 77002-6502
                  Fax: (713) 651-0611
                  Attention: International Contracts Manager

Buyer:            Atlantic Methanol Production Company LLC
                  12600 Northborough, Suite 150
                  Houston, Texas 77067
                  Fax: (281) 872-1084
                  Attention: General Manger

21.2 Delivery by Buyer of a notice to Sellers in accordance with provisions of
Section 21.1 shall be sufficient with respect to notices involving any ordinary operating matter under this Agreement. In the case of a notice from Buyer to Sellers involving other than ordinary operating matters arising under this Agreement, Buyer shall also send a copy of such notice, either by delivery in person, by fax, or by registered or certified mail, to each of the following (which following addresses may be changed by notice to Buyer as herein provided):

                  Samedan of North Africa, Inc.
                  350 Glenborough, Suite 300
                  Houston, Texas 77067-3299
                  Fax: (281) 876-6153
                  Attention: Vice President - International

                  Walter & Westport International LLC
                  1100 Louisiana, Suite 380
                  Houston, Texas 77002
                  Fax: (713) 756-1122
                  Attention: CEO

                  Globex International, Inc.
                  Memorial City Plaza II
                  820 Gessner, Suite 1600
                  Houston, Texas 77024

                  Fax: (713) 463-7722
                  Attention:  President

                                  ARTICLE XXII
                                    RESERVES

22.1 By February 28, 1999, Sellers shall provide to Buyer a report prepared by a third party engineer acceptable to Buyer ("Reserves Report") which shows:

(a) that Sellers have Proven Reserves within the Alba Field sufficient in quantity to cover one hundred twenty percent (120%) of the maximum quantities that Sellers may be required to deliver to Buyer under this Agreement during the Contract Period (i.e., the Maximum Daily Contract Quantity times the number of days in the Contract Period);

(b) a detailed schedule of capital expenditures to be expended by Sellers on the Alba Field prior to the Partial Start Date and between the Partial Start Date and the Full Start Date, which capital expenditures shall include an additional platform and the drilling of two additional development wells; and

(c) a schedule of Sellers' then anticipated capital expenditures on the Alba Field during the life of this Agreement.

For the purposes of calculating maximum quantities that Sellers may be required to deliver to Buyer under this Agreement during the Contract Period, such amount shall be determined by multiplying the Maximum Daily Contract Quantity times the number of Days remaining in the Contract Period.

Not later than the Full Start Date, Sellers shall provide to Buyer a supplement to the aforesaid Reserves Report, prepared by a third party engineer acceptable to Buyer, to also show that Sellers have Proven Developed Reserves within the Alba Field sufficient in quantity such that Sellers could, if same was required, on each and every day during a period of five (5) years from and after the Full Start Date, deliver to Buyer hereunder an amount of Gas equal to one hundred two percent (102%) of the Maximum Daily Contract Quantity.

22.2 By February 28 of the first full calendar year following the First Supply Date and by February 28 of each calendar year thereafter during the life of this Agreement, Sellers shall provide to Buyer a report, prepared by a third party engineer acceptable to Buyer ("Annual Reserves Report") showing that Sellers have:

(a) Proven Reserves within the Alba Field sufficient in quantity to cover one hundred twenty percent (120%) of the maximum quantities that Sellers may be required to deliver to Buyer under this Agreement over the entire then remaining duration of the Contract Period; and

(b) Proven Developed Reserves within the Alba Field sufficient in quantity such that Sellers could, if same was required, on each and every day during a period of five (5) years from and after the particular February 28 date for which the Annual Reserves Report is being submitted, deliver to Buyer hereunder an amount of Gas equal to one hundred two percent (102%) of the Maximum Daily Contract Quantity.

22.3 If any such Annual Reserves Report indicates that Sellers are unable to comply with either or both of clauses (a) and (b) of Section 22.2 above, then Sellers shall promptly provide to Buyer, and shall proceed to execute, a capital expenditure program that will bring Sellers into compliance with both of said clauses (a) and (b) of Section 22.2 within two hundred seventy (270) Days from the date of such non-complying Annual Reserves Report. It is understood, however, that Sellers' maximum obligation to restore compliance with, or to remain in compliance with, both of said clauses (a) and (b) of Section 22.2, during the life of this Agreement, shall be limited to drilling two (2) wells in addition to those existing upon completion of the capital expenditures described in and required under clause (b) of Section 22.1 above and constructing all facilities and infrastructure necessary to deliver the Gas from said two (2) additional wells to the Delivery Point. It is specifically understood that, to fulfill said maximum obligation, said two (2) additional wells, together with said necessary facilities and infrastructure, may have been completed by Sellers at any time following completion of said capital expenditures described in said clause (b) of Section 22.1 above; and also, that the two (2) additional wells referred to herein are in any event above and beyond the two (2) wells referred to in said clause (b) of Section 22.1. Alternatively; Sellers may dedicate to this Agreement other Gas from nearby locations outside of the Alba Field or substitute other appropriate capital expenditures approved by Buyer and demonstrated to Buyer's reasonable satisfaction to be of equivalent value to the foregoing.

If Sellers fulfill said maximum obligation and are still unable to show compliance with both of clauses (a) and (b) of Section 22.2, then:

         (i) Buyer may, at its option, at any time after Sellers have fulfilled said maximum obligation, terminate this Agreement upon ninety (90) Days' written notice to Sellers in which case neither Party shall have any obligation to the other hereunder with respect to any periods following such termination, and

         (ii) assuming that Buyer has not theretofore terminated this Agreement pursuant to the foregoing clause (i), Sellers will have the right, at such time as, and to the extent that, they are unable to deliver Gas in the quantities required hereunder because depletion of reserves, or insufficiency of Sellers' wells and associated facilities, no longer enables Sellers to produce and deliver the necessary Gas from the Alba Field, to claim Force Majeure pursuant to Section 16.1 hereof, and Sellers shall not be required to make additional capital expenditures to overcome such Force Majeure. Any such claim by Sellers of Force Majeure shall not, however, arise from or excuse Sellers' performance to the extent of any violation by Sellers of Section 22.4 below. As referred to herein, "insufficiency" of Sellers' wells and associated facilities means that such wells and associated facilities have proven to be inherently inadequate to handle the necessary production and delivery of Gas hereunder, and references to such term herein are specifically not intended to refer to an inability of Sellers to produce or deliver Gas due to breakage or malfunction of or accidents to wells or associated facilities that if fully and properly operating would not be so inadequate.

                  Notwithstanding the foregoing provisions of this clause (ii), if Sellers would be entitled to claim Force Majeure as provided in the foregoing provisions of this clause (ii), but Buyer is willing, at its own sole cost and expense, to fund capital expenditures to overcome such Force Majeure, then Buyer shall have the right at its option (but in no case any obligation) to so fund such additional capital expenditures. In the event that Buyer is so willing to fund such capital expenditures, then Buyer and Sellers shall negotiate suitable measures, reasonably acceptable to both Parties, to carry out the applicable work; and Sellers shall not have the right to claim Force Majeure to the extent that Sellers' inability to deliver Gas in the quantities required hereunder can be overcome by said measures funded by Buyer. Buyer understands, however, that except as (and until such time as) such measures may in fact prove successful in overcoming such Force Majeure, the risk of such measures proving unsuccessful in overcoming such Force Majeure shall be borne by Buyer.

The termination rights of Buyer under the foregoing clause (i) in this Section
22.3 are in addition to and neither limit nor are limited by any termination rights pursuant to Section 16.3.

22.4 Sellers shall dedicate Proven Reserves from the Alba Field sufficient to cover the reserve obligations set forth in Sections 22.1 and 22.2 above, for purposes of meeting their delivery obligations under this Agreement. Sellers agree: (i) not to enter into other contracts for sale of Gas from the Alba Field which would reduce or impair Sellers' ability to maintain said reserves as set forth in Sections 22.1 and 22.2 hereof; and (ii) to include in any such contract entered into for sale of Gas from the Alba Field provisions expressly subordinating the right of the buyer(s) to receive Gas thereunder to Sellers' obligations to deliver Gas to Buyer under and in accordance with this Agreement. Sellers agree to execute and deliver such documents as may be reasonably requested from time to time by Buyer's financial institutions to confirm the undertakings made by Sellers in this Section 22.4.

22.5 As used herein: (i) "Proven Reserves" means Gas that is still in the ground but which has been located and determined with reasonable certainty to be economically extractable or producible using current technology and under current operating conditions, and includes both Proven Developed Reserves and Proven Undeveloped Reserves; (ii) "Proven Developed Reserves" means Proven Reserves believed to be recoverable through existing wells with existing equipment and operating methods; and (iii) "Proven Undeveloped Reserves" means Proven Reserves recoverable from wells to be drilled in the future. Further, for purposes hereof, that Sellers "have" reserves means that Sellers have all necessary right, authority and interest to extract and/or produce and sell and deliver the Gas in question.

                                  ARTICLE XXIII
                                  MISCELLANEOUS

23.1 The terms and conditions of this Agreement may be amended, modified, supplemented or superseded only in writing, signed by the Parties hereto.

23.2 No waiver by either Party hereto of any one or more defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default(s), whether of a like or different character.

23.3 This Agreement contains the entire agreement between the Parties hereto on the date hereof, respecting the subject matter hereof, and there are no prior or contemporaneous agreement or representations affecting such subject matter other than those herein expressed.

23.4 As to all matters of construction and interpretation, this Agreement shall be governed by and construed in accordance with the law of the State of New York, United States of America, without REGARD TO CONFLICTS OF LAW PROVISIONS.

23.5 BUYER AND SELLERS SHALL EACH HAVE THE RIGHT TO EXAMINE THE BOOKS, RECORDS, NOMINATIONS, DISPATCHES, AND CHARTS OF THE OTHER PARTY, UPON REASONABLE ADVANCE WRITTEN NOTICE TO SUCH OTHER PARTY, BUT ONLY TO THE EXTENT THE ABOVE PERTAINS TO CONFIRMING COMPLIANCE WITH THE PROVISIONS CONTAINED WITHIN THIS AGREEMENT, AND TO THE EXTENT NECESSARY TO VERIFY THE ACCURACY OF ANY STATEMENT, CHARGE, OR CREDIT, OR COMPUTATION MADE PURSUANT TO THE PROVISIONS OF THIS AGREEMENT. AN AUDIT BY EITHER PARTY SHALL BE LIMITED TO BOOKS, RECORDS, NOMINATIONS, DISPATCHES AND CHARTS RELATING TO A PERIOD OF TWO (2) YEARS IMMEDIATELY PRECEDING THE DATE OF THE AUDIT REQUEST.

23.6 THIS AGREEMENT MAY BE EXECUTED BY THE PARTIES HERETO IN TWO OR MORE COUNTERPARTS, ALL OF WHICH TOGETHER SHALL CONSTITUTE BUT ONE AGREEMENT.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT IN DUPLICATE, EFFECTIVE AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE.

SELLERS:

CMS NOMECO EG LTD.

BY  /s/ T. Rodney Dykes
   ------------------------------


SAMEDAN OF NORTH AFRICA, INC.

BY  /s/ Alan R. Bullington
   ------------------------------

WALTER & WESTPORT INTERNATIONAL LLC

BY /s/ Robert Birdsong
   ------------------------------


GLOBEX INTERNATIONAL, INC.

BY /s/ L.P. Gene Kornegay
   ------------------------------


BUYER:

ATLANTIC METHANOL PRODUCTION COMPANY LLC

BY /s/ James W. Cook
   ------------------------------
             Chairman

BY /s/ Rodney D. Cook
   ------------------------------
           Vice Chairman